Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of the 17th day of June 2013, by and between Lynn J. Good (the “Executive”) and Duke Energy Corporation, a Delaware corporation (“Duke Energy”).

Recitals

WHEREAS, the Executive previously served as Chief Financial Officer of Duke Energy; and

WHEREAS, Duke Energy desires to continue to employ the Executive, to serve as its President and Chief Executive Officer effective as of July 1, 2013 (the “Effective Date”) and the Executive desires to accept such positions with Duke Energy.

Agreement

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.  Employment.  Duke Energy hereby employs the Executive, and the Executive hereby accepts such employment, effective as of the Effective Date, upon the terms and conditions set forth herein. Except as otherwise expressly provided herein, this Agreement sets forth the terms and conditions of the Executive’s employment by Duke Energy, represents the entire agreement of the parties with respect to that subject, and supersedes all prior understandings and agreements with respect to that subject.  Without limiting the foregoing sentence, effective as of the Effective Date, this Agreement supersedes in its entirety the Change in Control Agreement by and between Duke Energy and the Executive, dated as of August 26, 2008, as amended.

2.  Position and Duties.

(a)                                 Duties.  The Executive shall be employed by Duke Energy as President and Chief Executive Officer, and shall be appointed, effective the Effective Date, to serve as a member of the Duke Energy Board of Directors (the “Board”) and thereafter shall be nominated for reelection as a member of the Board as Executive’s term as a director expires.  Executive shall be responsible for the general management of the affairs of Duke Energy and shall perform all duties incidental to such positions which may be required by law and all such other duties as are properly required by the Board. The Executive shall report directly to the Board. For administrative purposes, Duke Energy may designate the Executive as being employed by one or more of its affiliates.

(b)                                 Engaging in Other Employment.  While employed by Duke Energy, the Executive shall devote her full time and attention to Duke Energy and its affiliates and shall not be employed by any other person or entity. Subject to Section 10, the Executive may reasonably participate as a member in community, civic, or similar organizations and may pursue personal investments, so long as such activities do not interfere with the performance of the Executive’s responsibilities as an employee in accordance with this Agreement; provided that the Executive may serve on corporate boards (other than the Board) with the approval of the Board, which approval shall not be unreasonably withheld.  The parties acknowledge and agree that the Executive shall be entitled to continue to serve on the board of directors of Hubbell Incorporated.

(c)                                  Loyal and Conscientious Performance.  The Executive shall act at all times in compliance with the policies, rules and decisions adopted from time to time by Duke Energy, its Board and any employing affiliates and perform all of the duties and obligations required of her by this Agreement in a loyal and conscientious manner.

(d)                                 Location.  The Executive’s principal office shall be at the principal executive offices of Duke Energy in Charlotte, North Carolina. Except for required business travel to an extent substantially consistent with the business travel obligations of other senior Duke Energy executives, the Executive will not be required to relocate to a new principal place of business that is more than 50 miles from such location.

3.  Term of Employment.  The term of the Executive’s employment pursuant to this Agreement shall commence on the Effective Date and end on the third anniversary of the Effective Date, unless terminated earlier pursuant to the provisions of this Agreement (the “Term”); provided that commencing on the third anniversary of the Effective Date and on each anniversary of the Effective Date thereafter, the Term shall automatically extend for an additional year unless either Duke Energy or the Executive provides notice to the other party no later than 120 days in advance of the expiration of then-current Term that this Agreement shall not renew; provided further that, upon the occurrence of a Change in Control (as defined in the Duke Energy Corporation 2010 Long-Term Incentive Plan (“Plan”)), the Term shall be automatically extended until the second anniversary of the Change in Control, and thereafter shall be subject to further extension as otherwise provided in this Section 3 above.

4.  Annual Cash Compensation.

(a)                                 Annual Base Salary.  During the Term, the Executive’s annual base salary, payable in pro-rata installments not less often than monthly, will be at the annual rate of not less than $1,200,000 (“Annual Base Salary”).  If Annual Base Salary is increased during the Term, then such adjusted salary will thereafter be the Annual Base Salary for all purposes under this Agreement.

(b)                                 Short-Term Incentive Plan.  For each calendar year occurring during the Term, the Executive shall be eligible to participate in the Duke Energy Corporation Executive Short-Term Incentive Plan (as it may be amended, or any successor thereto) or any other annual cash bonus program, with an annual target opportunity thereunder of 125% of Annual Base Salary (the “Target Bonus Opportunity”); provided that, notwithstanding the foregoing, for the 2013 calendar year, the Executive’s Target Bonus Opportunity shall be the sum of (i) 80% of the Executive’s actual annual base salary for the portion of 2013 that precedes the Effective Date and (ii) 125% of the Executive’s Annual Base Salary for the portion of 2013 that begins on the Effective Date.  The terms and conditions of the Executive’s short-term incentive compensation opportunities (including the Executive’s maximum annual bonus) shall be substantially similar to the terms and conditions of the short-term incentive compensation opportunities provided to other executive officers of Duke Energy, as determined by the Compensation Committee of the Board (the “Committee”) from time to time.

5.  Equity Awards.

(a)                                 Promotion Grant.  As soon as practicable after the Effective Date, but in no event prior to the commencement of the next open window period for Duke Energy, the Executive shall be granted promotion grants (the “Promotion Grants”) with an aggregate grant date value equal to the excess of (i) the sum of (A) 200% of the Executive’s actual annual base salary earned for the portion of 2013 that precedes the Effective Date and (B) 450% of the Executive’s Annual Base Salary for the portion of 2013 beginning on the Effective Date and ending on December 31, 2013 over (ii) the long-term incentive award previously granted to the Executive in 2013 (200% of the Executive actual annual base salary at the time of the grant) (the “Promotion Grant Amount”).  The Executive’s Promotion Grants shall consist of (x) a number of target performance shares (“Performance Shares”) based on Duke Energy common Stock (“Duke Common Stock”) equal to the quotient obtained by dividing (I) the product of the Promotion Grant Amount multiplied by 70% by (II) the Fair Market Value (as defined in Plan) of a share of Duke Common Stock as of the date of grant and (y) a number of restricted stock units (“Restricted Stock Units”) based on Duke Common Stock equal to the quotient obtained by dividing (III) the product of the Promotion Grant Amount multiplied by 30% by (IV) the Fair Market Value of a share of Duke Common Stock as of the date of grant.  The terms and conditions of the Promotion Grants shall be substantially identical to the terms and conditions of the grants previously made to the Executive in calendar year 2013.

(b)                                 Regular Grant.  For each calendar year during the Term commencing with the 2014 calendar year, the Executive shall be eligible to participate in the applicable Duke Energy long-term incentive plan, with an annual target opportunity thereunder of 450% of the Executive’s Annual Base Salary.  The terms and conditions (e.g., performance measures, vesting schedules, allocation between different forms of equity, maximum performance share payout) of the Executive’s long-term incentive awards shall be substantially similar to the terms and conditions of the long-term incentive awards granted to other executive officers of Duke Energy, as determined by the Committee from time to time (together with any equity awards held by the Executive immediately prior to the Effective Date, the “LTIP Awards”). The terms and conditions of the grant of LTIP Awards to the Executive under the applicable Duke Energy long-term incentive plan shall be set forth in the award agreement relating to the grant of such LTIP Award.

6.  Employee Benefits.  During the Term, the Executive shall be provided with employee benefits (e.g., participation in retirement plans and health and insurance plans), fringe benefits and perquisites on a basis no less favorable than such benefits and perquisites as are provided by Duke Energy from time to time to other executive officers of Duke Energy.  The Executive shall also be entitled to participation in Duke Energy’s Executive Physicals Program.  Notwithstanding the foregoing, the Executive shall not be eligible to accrue additional benefits (other than interest credits on previously earned amounts) under any nonqualified defined benefit pension plan, including the Duke Energy Corporation Executive Cash Balance Plan, unless the Executive continues to be employed by Duke Energy through the attainment of age 62 at which time the Executive shall be eligible to participate in such plan as it may be amended from time to time.

7.  Use of Duke Energy Aircraft.  Duke Energy desires to provide for the security of the Executive during her travels, and accordingly, whenever feasible during the Term, Duke Energy will require the Executive to use Duke Energy aircraft for her business travel.  During the Term, the Executive will also be permitted to use Duke Energy aircraft for her personal travel within North America pursuant to Duke Energy’s standard policies as in effect from time to time and subject to availability in light of the use of Duke Energy aircraft for other Duke Energy business. The Executive shall reimburse Duke Energy for the cost of any such personal travel in accordance with Duke Energy’s standard rates and reimbursement policies as in effect from time to time.  Notwithstanding any other provision to the contrary, no reimbursement shall be required in respect of (i) travel within the contiguous 48 United States to an annual physical as provided in Section 6 hereof or (ii) travel to meetings of the board of directors of other companies on whose board the Executive serves (further provided that, to the extent any such other company does reimburse the Executive for the cost of such travel, the Executive shall pay to Duke Energy within 30 days of the date the reimbursement is made the amount that is reimbursed).  To the extent that the provision of aircraft usage is treated by the taxing authorities as a taxable personal benefit to the Executive, the Executive will be responsible for the payment of any taxes on such income, including making payments to Duke Energy to fund withholding obligations as described in Section 9 hereof.

8.  Expense Reimbursement.  During the Term, the Executive shall be reimbursed for ordinary and reasonable expenses specifically including, but not limited to, those associated with entertainment and travel in accordance with Duke Energy policies and procedures.

9.  Withholding.  Duke Energy may withhold from the payments due to the Executive for the payment of taxes and other lawful withholdings or required Executive contributions, in accordance with applicable law.  If circumstances arise in which such withholding or contributions are required on account of any compensation or benefits (including, without limitation, upon the payment or provision of any compensation or benefits pursuant to Sections 6 or 7), at a time when there are not cash payments being made to the Executive from which such withholding obligations can be satisfied, the Executive will deliver to Duke Energy amounts sufficient to fund such withholding or contribution obligations.

10.  Executive’s Covenants.

(a)                                 Confidentiality.

(i)  The Executive shall not, at any time, use (other than in the ordinary course of and for the purpose of fulfilling her duties as an employee of Duke Energy), divulge or otherwise disclose, directly or indirectly, any confidential and proprietary information (including, without limitation, any customer or prospect list, supplier list, acquisition or merger target, business plan or strategy, data, records, financial information or other trade secrets) concerning the business, policies or operations of Duke Energy or its affiliates (or any predecessors thereof) that the Executive may have learned or become aware of at any time on or prior to the date hereof or during the term of the Executive’s employment by Duke Energy.

(ii)  The Executive further acknowledges and agrees that all “Company Materials,” which include, but are not limited to, computers, computer software, computer disks, tapes, printouts, source, HTML and other code, flowcharts, schematics, designs, graphics, drawings, photographs, charts, graphs, notebooks, customer lists, sound recordings, other tangible or intangible manifestation of content, and all other documents whether printed, typewritten, handwritten, electronic, or stored on computer disks, tapes, hard drives, or any other tangible medium, as well as samples, prototypes, models, products and the like, shall be the exclusive property of Duke Energy and, upon termination of the Executive’s employment with Duke Energy (or, in the event that the Executive continues as a director of Duke Energy, upon her ceasing to be a director of Duke Energy), or upon the request of Duke Energy, all Company Materials, including all copies thereof, as well as all other property of Duke Energy then in the Executive’s possession or control, shall be returned to Duke Energy. For purposes of this Section 10(a), “Company Materials” shall include all such materials of Duke Energy and its affiliates (and any predecessors thereof).

(iii)  The Executive acknowledges that Company Materials may contain information that is confidential and subject to the attorney-client privilege of Duke Energy or its affiliates or otherwise protected by attorney work product immunity.  Except as required by law, the Executive agrees not to disclose to any person (other than in-house or outside counsel for Duke Energy and its affiliates) the content or substance of any such Company Materials or confidential or privileged conversations or discussions that the Executive may have or may have had at any time, whether during her employment hereunder or otherwise, regarding such Company Materials.

(b)                                 Noncompetition/Nonsolicitation.

(i)  During the Restricted Period (as defined below), the Executive agrees that she shall not, without Duke Energy’s prior written consent, which shall not be unreasonably withheld, for any reason, directly or indirectly, either as principal, agent, manager, employee, partner, shareholder, director, officer, consultant or otherwise (A) become engaged or involved, in a manner that relates to or is similar in nature to those duties performed by the Executive at any time during her employment with Duke Energy and its affiliates, in any business (other than as a less-than three percent (3%) equity owner of any corporation traded on any national, international or regional stock exchange or in the over-the-counter market) that competes with Duke Energy or any of its affiliates in the business of production, transmission, distribution, or retail or wholesale marketing or selling of electricity; resale or arranging for the purchase or for the resale, brokering, marketing, or trading of electricity or derivatives thereof; energy management and the provision of energy solutions; development and operation of power generation facilities, domestically and abroad; and any other business in which Duke Energy, including affiliates, is engaged at the termination of the Executive’s continuous employment with Duke Energy, including affiliates; or (B) induce or attempt to induce any customer, client, supplier, employee, agent or independent contractor of Duke Energy or any of its affiliates to reduce, terminate, restrict or otherwise alter its business relationship with Duke Energy or its affiliates.  The provisions of this Section 10(b)(i) shall be effective only within any state or country with respect to which was conducted a business of Duke Energy and its affiliates during any part of the Executive’s employment.  The parties intend the above geographical areas to be completely severable and independent, and any invalidity or unenforceability of this Agreement with respect to any one area shall not render this Agreement unenforceable as applied to any one or more of the other areas.

(ii)  For purposes of this Section 10(b), “Restricted Period” shall mean the period of the Executive’s employment during the Term and the 24-month period following termination of employment.

(c)                                  Forfeiture and Repayments.  The Executive agrees that, in the event that she violates the provisions of Section 10(a) and 10(b), (i) she will forfeit and not be entitled to any further payments under Section 11, (ii) any stock options (“Options”) then-outstanding shall expire immediately and (iii) if such violation is after the termination of her employment, she will be obligated to repay to Duke Energy the sum of (x) any amounts, other than pursuant to Options, paid (determined as of the date of payment) after the termination of employment pursuant to Section 11 hereof and (y) the amount of any gains realized by the Executive upon the exercise of Options (measured by the difference between the aggregate fair market value on the date of exercise of shares underlying the Options and the aggregate exercise price of the Options) within the one-year period prior to the first date of the violation, with such sum reduced by any amount previously repaid pursuant to this Section 10(c).  Such amount shall be paid to Duke Energy in cash in a single sum within ten business days after the first date of the violation, whether or not Duke Energy has knowledge of the violation or has made a demand for payment.  Any such payment made following such date shall bear interest at a rate equal to the prime lending rate of Citibank, N.A. (as periodically set) plus 1%.

(d)                                 Nondisparagement.  The Executive shall not disparage Duke Energy or any of its affiliates or their respective directors, officers, employees, agents, stockholders, successors and assigns (both individually and in their official capacities with Duke Energy) (the “Duke Energy Parties”) or any Duke Energy Parties’ goods, services, employees, customers, business relationships, reputation or financial condition. Duke Energy agrees that, following the Date of Termination, it will instruct its executive officers and members of the Board not to disparage the Executive or the Executive’s business relationships or reputation. For purposes of this Agreement, to “disparage” means to make statements, whether oral or written, whether direct or indirect, whether true or false and whether acting alone or through any other person, that cast the subject of the statement in a critical or unfavorable light or that otherwise cause damage to, or intend to embarrass, the subject of the statement. Nothing in the foregoing will preclude either party from providing truthful disclosures as required by applicable law or legal process.

(e)                                  Cooperation.  During the Term and thereafter, the Executive shall cooperate with Duke Energy and its affiliates, without additional consideration, in any internal investigation or administrative, regulatory, or judicial proceeding as reasonably requested by Duke Energy including, without limitation, Executive’s being available to Duke Energy or its affiliates upon reasonable notice for interviews and factual investigations, appearing at Duke Energy’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to Duke Energy all pertinent information, and turning over to Duke Energy all relevant documents that are or may come into the Executive’s possession, all at times and on schedules that are reasonably consistent with the Executive’s other permitted activities and commitments if the Executive is then employed by Duke Energy and otherwise taking into account the Executive’s reasonable business obligations.

(f)                                   Scope of Restrictions.  The Executive acknowledges that the restrictions set forth in this Section 10 are reasonable and necessary to protect Duke Energy’s business and goodwill, and that the obligations under this Section 10 shall survive any termination of her employment. The Executive acknowledges that if any of these restrictions or obligations are found by a court having jurisdiction to be unreasonable or overly broad or otherwise unenforceable, she and Duke Energy agree that the restrictions or obligations shall be modified by the court so as to be reasonable and enforceable and, if so modified, shall be fully enforced.

(g)                                  Consideration; Survival.  The Executive acknowledges and agrees that the compensation and benefits provided in this Agreement constitute adequate and sufficient consideration for the covenants made by the Executive in this Section 10.  As further consideration for the covenants made by the Executive in this Section 10, Duke Energy has provided and will provide the Executive certain proprietary and other confidential information about Duke Energy, including, but not limited to, business plans and strategies, budgets and budgetary projections, income and earnings projections and statements, cost analyses and assessments, and/or business assessments of legal and regulatory issues.

11.  Termination of Employment.

(a)                                 In General. Notwithstanding anything to the contrary contained herein, the Executive’s employment may be terminated prior to the end of the Term (i) by the Executive; (ii) by Duke Energy; or (iii) upon the death, or due to the Disability (as defined on Exhibit A) of the Executive.

(b)                                 Termination without Cause or Resignation for Good Reason.  If, during the Term, the Executive’s employment is terminated (x) by Duke Energy other than for Cause (as defined on Exhibit A), death or Disability or (y) by the Executive for Good Reason (as defined on Exhibit A), the Executive shall be entitled to the compensation and benefits set forth in Section 11(b)(i) and 11(b)(ii) (the “Severance Payments”):

(i)  Compensation Other Than Severance Payments.  Duke Energy shall pay to the Executive (A) the Accrued Obligations (as defined in Exhibit A) and (B) any rights or payments, except for any severance benefits, that are vested benefits or that the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with Duke Energy or its affiliates at or subsequent to the Date of Termination (as defined Exhibit A), which shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement (collectively, the “Vested Benefits”).

(ii)  Severance Benefits.  Subject to the Executive’s execution of a release substantially in the form attached hereto as Exhibit B (the “Release”) and the Release becoming effective and irrevocable in accordance with its terms by no later than the 55th day immediately following the date that the Executive incurs a “separation from service” within the meaning of Section 409A of the Code (the “Release Deadline”), Duke Energy shall pay to the Executive the following amounts:

(A)  Short-Term Incentive Plan Payable in Cash.  A lump sum payment equal to a pro-rata amount of the Executive’s annual cash bonus shall be payable at the same time as payments are made to other participants under the applicable performance-based bonus plan, but in any event on or before March 15th of the year immediately following the year to which such pro-rata bonus relates, determined based on the actual achievement of performance goals under any performance-based bonus plan, program, or arrangement (provided that the Committee may exercise negative discretion but only to the extent applied to similarly situated active executives of Duke Energy) in which the Executive participates for the year in which the Date of Termination occurs, based on the terms and conditions of the applicable plan or program (including the Executive’s Target Bonus Opportunity), pro-rated based on the number of days of service during the bonus year occurring prior to the Date of Termination divided by 365;

(B)  Lump Sum Cash Severance Payment.  The amount equal to the product of (1) 2.99 and (2) the sum of (x) the Executive’s Annual Base Salary and (y) the Target Bonus Opportunity, shall be payable in a lump sum within 15 calendar days after the Release Deadline or such later date as may be required under Section 21 of this Agreement;

(C)  Welfare Benefits.  For 2.99 years following the Date of Termination (the “Benefits Period”), Duke Energy shall provide access to the Executive and her eligible dependents to medical and dental insurance benefits substantially similar to those provided to the Executive and her dependents immediately prior to the Date of Termination, and Duke Energy shall make monthly cash payments, with the first such payment payable within 15 calendar days after the Release Deadline or such later date as may be required under Section 21 of this Agreement, and each subsequent monthly payment to be made on the 15th day of each calendar month during the Benefits Period after the initial payment in an amount equal to the monthly amount of Duke Energy-paid portion relating to the monthly amount charged to active non-union employees for such benefits during the Benefits Period, based on Duke Energy’s assumed cost for such coverage for internal accounting purposes; provided, however, that the first cash payment shall be equal to the aggregate anticipated amount for the calendar months beginning with the calendar month immediately following the date of termination and ending with the calendar month in which such payment is made; provided, further, however, that nothing herein shall prohibit (1) Duke Energy from amending the terms and conditions of the plans under which such welfare benefits are provided under this Section 11(b)(ii)(C) if such amendments similarly affect all or substantially all similarly situated employees or in order to comply with changes to applicable law and (2) to the extent that this provision would result in the plans under which such welfare benefits are provided under this Section 11(b)(ii)(C) being considered “discriminatory” or otherwise would result in material adverse tax consequences to Duke Energy or the Executive, then the Executive shall be ineligible for such benefits and receive no benefits or payments in lieu thereof, or at the Executive’s election, for such period the Executive may purchase those benefits at the minimum such cost as would not result in such adverse tax consequences.  Benefits otherwise receivable by the Executive pursuant to this Section 11(b)(ii)(C) shall be reduced to the extent that benefits of the same type are received by or made available to the Executive during the applicable Benefits Period as a result of subsequent employment (and any such benefits received by or made available to the Executive shall be reported to Duke Energy by the Executive).  In addition, Duke Energy shall make a lump sum cash payment, payable within 15 calendar days after the Release Deadline or such later date as may be required under Section 21 of this Agreement, in an amount equal to the anticipated cost of basic life insurance coverage for the applicable Benefits Period, based on Duke Energy’s assumed cost for such coverage for internal accounting purposes at the Date of Termination.  The continued benefits described in this Section 11(b)(ii)(C) that are taxable benefits (and that are not disability pay or death benefit plans within the meaning of Section 409A of the Code) are intended to comply, to the maximum extent possible, with the exception to Section 409A of the Code set forth in Section 1.409A-1(b)(9)(v) of the Treasury Regulations. To the extent that any of those benefits either do not qualify for that exception, or are provided beyond the applicable time periods set forth in Section 1.409A-1(b)(9)(v) of the Treasury Regulations, then they shall be subject to the following additional rules: (1) any reimbursement of eligible expenses shall be paid within ten (10) calendar days following the Executive’s written request for reimbursement, or such later date as may be required under Section 21 of this Agreement; provided that the Executive provides written notice no later than 15 calendar days prior to the last day of the calendar year following the calendar year in which the expense was incurred; (2) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, during any other calendar year; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(D)  Equity Award Vesting.  Notwithstanding the terms of any award agreement or plan document to the contrary, the Executive shall be entitled to the following with respect to outstanding equity awards.

(1)  Restricted Stock Units.  Immediate vesting of those outstanding Restricted Stock Units held by the Executive as of the Date of Termination that would have vested if the Executive remained employed for the duration of the applicable Benefits Period and such Restricted Stock Units shall be settled within 15 calendar days after the Release Deadline; provided, however, that if the Restricted Stock Units are considered to be deferred compensation under Section 409A of the Code for any reason, the Executive’s Restricted Stock Units shall continue to vest and settle in accordance with the terms of the applicable Restricted Stock Unit award agreement but in any event for a period of no less than the duration of the applicable Benefits Period.

(2)  Performance Shares.  Continued vesting of outstanding Performance Shares held by the Executive that are not vested as of the Date of Termination for the duration of the applicable Benefits Period, with the achievement of the performance goals under such Performance Shares being determined based on actual performance at the end of the applicable performance period.

(3)  Stock Options.  Continued vesting of outstanding unvested stock options for the duration of the applicable Benefits Period, with any vested stock options remaining exercisable for no less than 90 days following the Benefits Period, but in no event shall the vested stock options remain exercisable beyond the maximum original term of such stock options.

(E)  Pension Benefits.  In the event that the Date of Termination occurs within 30 days prior to, on the date of, or within two years following the occurrence of a Change in Control (“CiC Term”):

(1) The Executive’s benefits accrued or credited through the Date of Termination under any tax-qualified, supplemental or excess defined contribution plan maintained by Duke Energy (or a subsidiary of Duke Energy (“Subsidiary”)) and any other defined contribution plan or agreement entered into between the Executive and Duke Energy (or a Subsidiary) which is designed to provide the executive with supplemental retirement benefits but only to the extent that the Executive participates therein and accrues benefits thereunder as of the Date of Termination (collectively and individually, the “DC Pension Plan”) that are not vested as of the Date of Termination but that would have vested had the Executive remained employed by Duke Energy for the remainder of the CiC Term shall be fully vested as of the Date of Termination and paid in accordance with the terms of the applicable plan.  In addition to the benefits to which the Executive is entitled under the DC Pension Plan, Duke Energy shall pay the Executive a lump sum amount, in cash, equal to the amount that would have been contributed thereto by Duke Energy on the Executive’s behalf during the Benefits Period, determined (x) as if the Executive made the maximum permissible contributions thereto during such period, (y) as if the Executive earned compensation during such period equal to the sum of the Executive’s Annual Base Salary and Target Bonus Opportunity as in effect immediately prior to the Date of Termination, or, if higher, as in effect immediately prior to the occurrence of the first event or circumstance constituting Good Reason, and (z) without regard to any amendment to the DC Pension Plan made subsequent to the Change in Control and on or prior to the Date of Termination, which amendment adversely affects in any manner the computation of benefits thereunder.  The amount described in the immediately preceding sentence shall be paid within 15 calendar days after the Release Deadline, or such later date as may be required under Section 22.

(2) The Executive’s benefits accrued or credited through the Date of Termination of employment under any tax-qualified, supplemental or excess defined benefit pension plan maintained by Duke Energy (or a Subsidiary) and any other defined benefit plan or agreement entered into between the Executive and Duke Energy (or a Subsidiary) which is designed to provide the Executive with supplemental retirement benefits but only to the extent that the Executive participates therein and accrues benefits thereunder as of the Date of Termination (collectively and individually, the “DB Pension Plan”) that are not vested as of the Date of Termination but that would have vested had Executive remained employed by Duke Energy for the remainder of the CiC Term shall be fully vested as of the Date of Termination and paid in accordance with the terms of the applicable plan. In addition to the benefits to which the Executive is entitled under the DB Pension Plan, Duke Energy shall pay the Executive a lump sum amount, in cash, equal to the amount that would have been allocated thereunder by Duke Energy in respect of the Executive (or accrued by the Executive, which accrual shall be calculated based on the actuarial assumptions contained in the DB Pension Plan) during the Benefits Period, determined (x) as if the Executive earned compensation during such period equal to the sum of the Executive’s Annual Base Salary and Target Bonus Opportunity as in effect immediately prior to the Date of Termination, or, if higher, as in effect immediately prior to the occurrence of the first event or circumstance constituting Good Reason, and (y) without regard to any amendment to the DB Pension Plan made subsequent to the Change in Control and on or prior to the Date of Termination, which amendment adversely affects in any manner the computation of benefits thereunder.  The amount described in the immediately preceding sentence shall be paid within 15 calendar days after the Release Deadline, or such later date as may be required under Section 22.

(F)  Outplacement Services.  Duke Energy shall, at its sole expense as incurred, provide the Executive with outplacement services, commensurate with her position as Chief Executive Officer, selected by Duke Energy and reasonably acceptable to the Executive, provided that such outplacement benefits shall end not later than the first anniversary of the Date of Termination.

(c)                                  Termination of Employment for Death or Disability.  If the Executive’s employment is terminated for death or Disability, she shall be entitled to receive a lump sum payment of the Accrued Obligations, a pro-rata portion of her annual cash bonus for the year during which the Date of Termination occurs, determined based on actual performance and paid at the time that payment under the applicable annual incentive plan are made to other executive officers of Duke Energy and paid in accordance with the terms of such annual incentive plan, the Vested Benefits and the treatment of all LTIP Awards shall be determined in accordance with the terms of the award agreements for such LTIP Awards.

(d)                                 Resignation by the Executive without Good Reason.   If the Executive’s employment is terminated by the Executive other than with Good Reason (and not due to Disability), the Executive shall be entitled to receive a lump sum payment of the Accrued Obligations, the Vested Benefits and the treatment of all LTIP Awards shall be determined in accordance with the terms of the award agreements for such LTIP Awards.

(e)                                  Termination for Cause.  If the Executive’s employment is terminated by Duke Energy for Cause, the Executive shall be entitled to receive a lump sum payment of the Accrued Obligations, the Vested Benefits and the treatment of all LTIP Awards shall be determined in accordance with the terms of the award agreements for such LTIP Awards.

(f)                                   Effect of Termination on Other Positions.  If, on the Date of Termination, the Executive is a member of the Board or the board of directors of any of Duke Energy’s affiliates, or holds any other position with Duke Energy or its affiliates, the Executive shall be deemed to have resigned from all such positions as of the Date of Termination.  The Executive agrees to execute such documents and take such other actions as Duke Energy may request to reflect such resignation.

(g)                                  Certain Payment Disputes. Duke Energy will reimburse the Executive for all reasonable legal fees and expenses incurred by the Executive during her lifetime (i) in successfully disputing pursuant to Section 17 a termination which is ultimately determined to constitute a termination of employment entitling her to benefits pursuant to this Section 11 or (ii) in reasonably disputing pursuant to Section 17 whether or not Duke Energy has terminated her employment for Cause. Payment will be made within 20 business days after delivery of the Executive’s written request for payment accompanied by such evidence of fees and expenses incurred as Duke Energy reasonably may require, provided that the Executive shall request reimbursement not later than 11 months after which the underlying expense is incurred and any such payment shall be made not later than the last day of the year following the year in which the underlying expense was incurred.

(h)                                 Full Settlement.  The payments and benefits provided under this Section 11 shall be in full satisfaction of Duke Energy’s obligations to the Executive upon her termination of employment and in no event shall the Executive be entitled to severance benefits (or other damages in respect of a termination of employment or claim for breach of this Agreement) beyond those specified in this Section 11.  For the avoidance of doubt, this Agreement supersedes all other agreements with respect to the subject matter contained herein, including, without limitation, the Duke Energy Corporation Executive Severance Plan and the Change in Control Agreement by and between the Executive and Duke Energy, dated as of August 26, 2008, as amended.  The provisions of this Section 11 shall survive any termination of the Executive’s employment during the Term.

12.  Administration.

(a)                                 Designation of Beneficiary.  The Executive shall designate a person or persons (“Beneficiary”) to receive benefits hereunder following the death of the Executive by submitting to the Committee a designation of Beneficiary in the form required by the Committee.  In the absence of a valid designation form, all such benefits shall be paid to the legal representative of the Executive’s estate. If Duke Energy has any doubt as to the proper Beneficiary to receive payments hereunder, Duke Energy shall have the right to withhold such payments until the matter is finally determined.

(b)                                 No Assignment.  No right or benefit under this Agreement shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge such rights or benefits shall be void.

13.  Notice.  Any notice to be given hereunder by either party to the other must be in writing and be effectuated either by personal delivery in writing or by mail, registered or certified, postage prepaid, with return receipt requested. Mailed notices shall be addressed to the parties at the following addresses:

If to Duke Energy or any Duke Energy affiliate:

Chairman, Compensation Committee
Duke Energy Corporation
550 South Tryon Street
Charlotte, North Carolina 28202

cc:                                Chief Legal Officer/General Counsel
Duke Energy Corporation
550 South Tryon Street
Charlotte, North Carolina 28202

If to the Executive:

At the most recent contact information on file in the payroll records of Duke Energy.

14.  Waiver of Breach.  The waiver by any party to a breach of any provision in this Agreement cannot operate or be construed as a waiver of any subsequent breach by a party.

15.  Severability.  The invalidity or unenforceability of any particular provision in this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if the invalid or unenforceable provision were omitted.

16.  Amendment.  No modifications or amendments of the terms and conditions herein shall be effective unless in writing and signed by the parties or their respective duly authorized agents.

17.  Governing Law and Forum Selection.  The parties agree that any dispute, claim, or controversy based on common law, equity, or any federal, state, or local statute, ordinance, or regulation (other than workers’ compensation claims) arising out of or relating in any way to the Executive’s employment, the terms, benefits, and conditions of employment, or concerning this Agreement or its termination and any resulting termination of employment, including whether such a dispute is arbitrable, shall be settled by arbitration.  This agreement to arbitrate includes but is not limited to all claims for any form of illegal discrimination, improper or unfair treatment or dismissal, and all tort claims.  The Executive will still have a right to file a discrimination charge with a federal or state agency, but the final resolution of any discrimination claim will be submitted to arbitration instead of a court or jury. The arbitration proceeding will be conducted under the employment dispute resolution arbitration rules of the American Arbitration Association in effect at the time that a demand for arbitration under the rules is made, and such proceeding will be adjudicated in Charlotte, North Carolina in accordance with the laws of the state of North Carolina, without regard to any applicable state’s choice of law provisions. The decision of the arbitrator(s), including determination of the amount of any damages suffered, will be exclusive, final, and binding on all parties, their heirs, executors, administrators, successors and assigns. Each party will bear its own expenses in the arbitration for arbitrators’ fees and attorneys’ fees, for its witnesses, and for other expenses of presenting its case.  Other arbitration costs, including administrative fees and fees for records or transcripts, will be borne equally by the parties.  Notwithstanding anything in this Section 17 to the contrary, if the Executive prevails with respect to any dispute submitted to arbitration under this Section 17, Duke Energy will reimburse or pay all legal fees and expenses that the Executive may reasonably incur as a result of the dispute.

18.  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors, assigns, legal representatives and heirs, but neither this Agreement nor any rights hereunder shall be assignable by the Executive. Duke Energy will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Duke Energy to assume expressly and agree in writing to perform this Agreement in the same manner and to the same extent that Duke Energy would be required to perform it if no succession had taken place.

19.  No Offset; Mitigation.  Except as otherwise provided in this Agreement, Duke Energy’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations under this Agreement will not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right, or action that Duke Energy may have against the Executive or others. In no event will the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts (including amounts for damages for breach) payable to the Executive under any of the provisions of this Agreement and, except as explicitly set forth in Section 10 and Section 11, those amounts will not be reduced simply because the Executive obtains other employment.

20.  Document Preparation Fees.  Duke Energy shall promptly reimburse the Executive for reasonable attorney’s fees incurred by the Executive in the negotiation and documentation of this Agreement upon receipt of supporting documentation reasonably satisfactory to Duke Energy. Payment will be made within five business days after delivery of the Executive’s written request for payment accompanied by such evidence of fees and expenses incurred as Duke Energy reasonably may require, subject to a cap of $25,000, provided that any reimbursements under this Section 20 are made in a manner consistent with the last sentence of Section 21 of this Agreement.

21.  Code § 409A.  It is the intention of Duke Energy and the Executive that this Agreement not result in unfavorable tax consequences to the Executive under Section 409A. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A.  This Agreement will be administered and interpreted in a manner consistent with this intent, and any provision that would cause this Agreement to fail to satisfy Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A).  Duke Energy and the Executive agree to work together in good faith in an effort to comply with Section 409A including, if necessary, amending this Agreement based on further guidance issued by the Internal Revenue Service from time to time, provided that Duke Energy shall not be required to assume any increased economic burden.  Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, the Executive shall not be considered to have terminated employment with Employer for purposes of this Agreement and no payments shall be due to her under this Agreement which are payable upon her termination of employment until she would be considered to have incurred a “separation from service” from Duke Energy within the meaning of Section 409A.  To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Executive’s termination of employment shall instead be paid in a lump sum on the first day of the seventh month following her termination of employment (or upon her death, if earlier).  In addition, for purposes of this Agreement, each amount to be paid or benefit to be provided to the Executive pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A.  With respect to expenses eligible for reimbursement or in-kind benefits provided under the terms of this Agreement, (i) the amount of such expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits provided in another taxable year, (ii) any reimbursements of such expenses and the provision of any in-kind benefits shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A, provided that with respect to any reimbursements for any taxes to which the Executive becomes entitled under the terms of this Agreement, the payment of such reimbursements shall be made by Duke Energy no later than the end of the calendar year following the calendar year in which the Executive remits the related taxes, and (iii) the right to reimbursement or in-kind benefit shall not be subject to liquidation or exchange for another benefit.

22.  Limitations on Payments under Certain Circumstances.

(a)                                 Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by the Executive (including any payment or benefit received in connection with a change in control or the termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the Severance Payments, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to any excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the Severance Payments shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phaseout of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phaseout of itemized deductions and personal exemptions attributable to such unreduced Total Payments). If a reduction in Severance Payments is necessary pursuant to this Section 22(a), then the reduction shall occur in the following order:  (i) cash payments under Sections 11(b)(ii)(A) and

11(b)(ii)(B); (ii) cancellation of accelerated vesting of performance-based equity awards (based on the reverse order of the date of grant); (iii) cancellation of accelerated vesting of other equity awards (based on the reverse order of the date of grant); and (iv) reduction of welfare benefits.

(b)                                 For purposes of determining whether and the extent to which the Total Payments shall be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, based on the determination of a nationally recognized certified public accounting firm that is selected by Duke Energy, and reasonably acceptable to the Executive, for purposes of making the applicable determinations under this Section 22 (the “Accounting Firm”), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, based on the determination of the Accounting Firm, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” within the meaning of Section 280G(b)(3) of the Code (the “Base Amount”) allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Accounting Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(c)                                  At the time that payments are made under this Agreement, Duke Energy shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice Duke Energy has received from the Accounting Firm or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

(d)                                 For purposes of clarity, the Executive shall not be entitled to an form of tax gross-up in connection with Section 280G of the Code or Section 4999 of the Code under any circumstances.

23.  Indemnification.  Duke Energy hereby agrees to indemnify the Executive and hold the Executive harmless to the fullest extent permitted by applicable law and under the by-laws of Duke Energy against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorneys’ fees), losses, and damages resulting from the Executive’s good faith performance of the Executive’s duties and obligations with Duke Energy.  Duke Energy shall cover the Executive as an insured under directors and officers liability insurance both during and, while potential liability exists, after the Term in the same amount and to the same extent as Duke Energy covers its other members of the Board.  This Section 23 shall survive the expiration of the Term and any termination of the Executive’s employment.  This provision is in addition to any other rights of indemnification the Executive may have.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

DUKE ENERGY CORPORATION

/s/ E. Marie McKee
By: E. Marie McKee
Title: Chair, Compensation Committee of the Board of Directors

EXECUTIVE

/s/ Lynn J. Good
Lynn J. Good

[EMPLOYMENT AGREEMENT SIGNATURE PAGE]

EXHIBIT A

“Accrued Obligations” shall mean a cash lump sum payment equal to the sum of (w) any earned but unpaid Annual Base Salary through the Date of Termination, (x) any of the Executive’s business expenses that are reimbursable, but have not been reimbursed as of the Date of Termination, (y) the Executive’s annual cash bonus earned for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs, if such annual cash bonus has not been paid as of the Date of Termination and (z) any accrued vacation pay to the extent not theretofore paid.

“Cause” shall mean (i) a material failure by the Executive to carry out, or malfeasance or gross insubordination in carrying out, reasonably assigned duties or instructions consistent with the Executive’s position, (ii) the final conviction of the Executive of a felony or crime involving moral turpitude, (iii) an egregious act of dishonesty by the Executive (including, without limitation, theft or embezzlement) in connection with employment, or a malicious action by the Executive toward the customers or employees of Duke Energy or any affiliate of Duke Energy, (iv) a material breach by the Executive of Duke Energy’s Code of Business Ethics, or (v) the failure of the Executive to cooperate fully with governmental investigations involving Duke Energy or any affiliate of Duke Energy; provided, however, that Duke Energy shall not have reason to terminate the Executive’s employment for Cause pursuant to this Agreement unless the Executive receives written notice from Duke Energy identifying the acts or omissions constituting Cause and a 30-day opportunity to cure, if such acts or omissions are capable of cure.

“Date of Termination” shall mean the date specified in the Notice of Termination (which, in the case of a termination by Duke Energy, shall not be less than 30 days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall not be less than 15 days nor (without the consent of Duke Energy) more than 60 days, respectively, from the date such Notice of Termination is given); provided, however, that if the Executive’s employment is terminated for Disability, the Date of Termination shall be thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive’s duties during such thirty (30) day period). Duke Energy and the Executive shall take all steps necessary (including with regard to any post-termination services by the Executive) to ensure that any termination under this Agreement constitutes a “separation from service” within the meaning of Section 409A of the Code, and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the “Date of Termination.”

“Disability” shall mean a termination of employment as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive’s duties with Duke Energy for a period of six consecutive months, Duke Energy shall have given the Executive a Notice of Termination for Disability, and, within 30 days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive’s duties.

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“Good Reason” shall mean the occurrence (without the Executive’s express written consent which specifically references this Agreement) of any one of the following material adverse changes to the Executive’s employment relationship by Duke Energy: (i) a material reduction in the Executive’s Annual Base Salary (exclusive of any across the board reduction similarly affecting all or substantially all similarly situated employees), (ii) a material reduction in the Executive’s Target Bonus Opportunity (exclusive of any across the board reduction similarly affecting all or substantially all similarly situated employees), or (iii) a material diminution in the Executive’s positions (including status, offices, titles and reporting relationships), authority, duties or responsibilities, or any failure by the Board to nominate the Executive for reelection as a member of the Board. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason under this Agreement, provided, however, that the Executive shall not have reason to terminate employment for Good Reason pursuant to this Agreement unless, the Executive shall have provided Duke Energy with written notice of the occurrence of the event constituting Good Reason within 90 days of the occurrence of such event and Duke Energy shall have failed to cure such event within 30 days following receipt of such written notice and (y) the Executive provides Notice of Termination within one year of the date on which the event giving rise to such Good Reason occurs. The Executive’s mental or physical incapacity following the occurrence of an event described above in clauses (i) through (iii) shall not affect the Executive’s ability to terminate employment for Good Reason and the Executive’s death following delivery of a Notice of Termination for Good Reason shall not affect the Executive’s estate’s entitlement to severance benefits provided under this Agreement upon a termination of employment for Good Reason.

“Notice of Termination” shall mean written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the Date of Termination. The failure by the Executive or Duke Energy to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or Duke Energy, respectively, hereunder or preclude the Executive or Duke Energy, respectively, from asserting such fact or circumstance in enforcing the Executive’s or Duke Energy’s respective rights hereunder.

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EXHIBIT B

RELEASE OF CLAIMS

This RELEASE OF CLAIMS (the “Release”) is executed and delivered by Lynn J. Good (the “Executive”) to DUKE ENERGY CORPORATION (together with its successors, “Duke”).

In consideration of the agreement by Duke to provide the Executive with the rights, payments and benefits under the Employment Agreement between the Executive and Duke dated June 17, 2013 (the “Employment Agreement”), the Executive hereby agrees as follows:

Section 1. Release and Covenant.  The Executive, of her own free will, voluntarily and unconditionally releases and forever discharges Duke, its subsidiaries, parents, affiliates, their directors, officers, employees, agents, stockholders, successors and assigns (both individually and in their official capacities with Duke) (the “Duke Releasees”) from, any and all past or present causes of action, suits, agreements or other claims which the Executive, her dependents, relatives, heirs, executors, administrators, successors and assigns has or may hereafter have from the beginning of time to the date hereof against Duke or the Duke Releasees upon or by reason of any matter, cause or thing whatsoever, including, but not limited to, any matters arising out of her employment by Duke and the cessation of said employment or any claim for compensation, and including, but not limited to, any alleged violation of the Civil Rights Acts of 1964 and 1991, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Employee Retirement Income Security Act of 1974, the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act of 1990, the North Carolina Equal Employment Protection Act and any other federal, state or local law, regulation or ordinance, or public policy, contract or tort law having any bearing whatsoever on the terms and conditions of employment or termination of employment. This Release shall not, however, constitute a waiver of any of the Executive’s rights under the Employment Agreement.

Section 2. Due Care.  The Executive acknowledges that she has received a copy of this Release prior to its execution and has been advised hereby of her opportunity to review and consider this Release for 21 days prior to its execution. The Executive further acknowledges that she has been advised hereby to consult with an attorney prior to executing this Release. The Executive enters into this Release having freely and knowingly elected, after due consideration, to execute this Release and to fulfill the promises set forth herein. This Release shall be revocable by the Executive during the 7-day period following its execution, and shall not become effective or enforceable until the expiration of such 7-day period. In the event of such a revocation, the Executive shall not be entitled to the consideration for this Release set forth above.

Section 3. Nonassignment of Claims; Proceedings.  The Executive represents and warrants that there has been no assignment or other transfer of any interest in any claim which the Executive may have against Duke or any of the Duke Releasees. The Executive represents that she has not commenced or joined in any claim, charge, action or proceeding whatsoever against Duke or any of the Duke Releasees arising out of or relating to any of the matters set forth in this Release. The Executive further agrees that she will not seek or be entitled to any

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personal recovery in any claim, charge, action or proceeding whatsoever against Duke or any of the Duke Releasees for any of the matters set forth in this Release.

Section 4. Reliance by Executive.  The Executive acknowledges that, in her decision to enter into this Release, she has not relied on any representations, promises or agreements of any kind, including oral statements by representatives of Duke or any of the Duke Releasees, except as set forth in this Release and the Employment Agreement.

Section 5. Nonadmission.  Nothing contained in this Release will be deemed or construed as an admission of wrongdoing or liability on the part of Duke or any of the Duke Releasees.

Section 6. Communication of Safety Concerns.  Notwithstanding any other provision of this Agreement, the Executive remains free to report or otherwise communicate any nuclear safety concern, any workplace safety concern, or any public safety concern to the Nuclear Regulatory Commission, United States Department of Labor, or any other appropriate federal or state governmental agency, and the Executive remains free to participate in any federal or state administrative, judicial, or legislative proceeding or investigation with respect to any claims and matters not resolved and terminated pursuant to this Agreement. With respect to any claims and matters resolved and terminated pursuant to this Agreement, the Executive is free to participate in any federal or state administrative, judicial, or legislative proceeding or investigation if subpoenaed. The Executive shall give Duke, through its legal counsel, notice, including a copy of the subpoena, within 24 hours of receipt thereof.

Section 7. Governing Law. This Release shall be interpreted, construed and governed according to the laws of the State of North Carolina, without reference to conflicts of law principles thereof.

This RELEASE OF CLAIMS is executed by the Executive and delivered to Duke on                                                         .

EXECUTIVE

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